UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21145	56-1668867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Keilaranta 10, FI-02150 Espoo, Finland
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code +358 20 751 8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On February 10, 2012, Encorium Group, Inc., a Delaware corporation (the “Company”), Encorium Oy, a Finnish company that is wholly-owned by the Company (“Encorium Oy” and together with the Company, the “Encorium Entities”), Ilari Koskelo, a more than 10% shareholder of the Company, brother of the Company’s Vice President of Clinical Operations, and creditor of Encorium Oy (“Koskelo”), and Venn Life Sciences Limited, a newly-formed Irish company (“VLS”), entered into an Agreement for the Sale and Purchase of the Entire Issued Share Capital of the Subsidiaries (the “Purchase Agreement”).

The Purchase Agreement is part of a combination transaction pursuant to which, following the reorganization described below, the Encorium Entities will contribute the shares of all of their direct and indirect subsidiaries, other than Encorium Oy, to VLS.  Pursuant to a parallel agreement (the “Parallel Agreement”) by and between VLS and Venn Life Sciences Holdings Limited, an Irish company which is a provider of development consulting and resourcing services to the pharmaceutical, biotechnology and medical devices industries (“Venn”), Venn will also contribute all of its direct and indirect subsidiaries to VLS, thereby creating a combined business.

In consideration of such exchanges, Venn will receive 60% of the issued and outstanding share capital of VLS, and the Encorium Entities and Koskelo will receive 40% of the issued and outstanding share capital of VLS.  In addition, a cash consideration of EUR 500,000 (approximately $663,000 , the “Cash Consideration”) will initially be paid into an escrow account  and released to Encorium Oy after the discharge of certain remaining liabilities. Koskelo will receive 17% of the aforementioned 40% in satisfaction and cancellation of a EUR 950,000  (approximately $1,260,000)  debt owed to him by Encorium Oy.  One of the closing conditions to the consummation of the transactions contemplated by the Purchase Agreement and the Parallel Agreement is the execution and delivery by VLS, the Encorium Entities, Venn and Koskelo of a shareholders agreement (the “Shareholders Agreement”) that will grant each of the Company and Venn the right to elect 50% of the directors of VLS.

In addition, the closing of the transactions contemplated by the Purchase Agreement is subject to a number of conditions, including, but not limited to, the following:

•
the completion of an internal reorganization of Encorium Oy and its subsidiaries in which (i) the shares of all of the subsidiaries of Encorium Oy, together with all the assets of Encorium Oy, other than certain material customer contacts, will be transferred to Encorium Bio Oy, a newly-formed Finnish company (“Newco Finland”), that will, prior to the issuance of shares to Koskelo described below, be a wholly-owned subsidiary of Encorium Oy; (ii) Newco Finland will assume EUR 3.15 million (approximately $4,177,000) of liabilities of Encorium Oy; (iii) the customer contacts that will not be transferred to Newco Finland will be transferred to a newly-formed Irish company which will, prior to the closing, be a wholly-owned subsidiary of Encorium Oy;  and (iv) shares representing 50% of the issued and outstanding share capital of Newco Finland will be issued to Koskelo in satisfaction of and in exchange for cancellation of a EUR 950,000  (approximately $1,260,000) debt owed to him by Encorium Oy, such that prior to the closing, each of Encorium Oy and Koskelo will own 50% of Newco Finland;

•	the entry into the Shareholders Agreement;

•	the entry into a loan agreement between Venn and the Encorium Entities;

•	the entry into an escrow agreement for the Cash Consideration pursuant to which the Cash Consideration will held in escrow pending the discharge of certain secured liabilities of Encorium Oy;

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•	the closing of the transactions contemplated by the Parallel Agreement, the terms of which will be substantially similar to the terms of the Purchase Agreement; and

•	the approval of certain third parties, including, without limitation, the approval of one of Venn’s shareholders.

The Purchase Agreement includes various representations, warranties and covenants and other provisions, which are customary for a transaction of this nature entered into under Irish law.

The Purchase Agreement may be terminated at any time before the closing, upon written notice to the other party: (i) upon the mutual consent of the Encorium Entities and VLS, or (ii) by the Encorium Entities or VLS on or after February 22, 2012 if the closing shall not have occurred by the close of business on such date.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01             Regulation FD Disclosure.

On February 16, 2012, the Company issued a press release announcing the transaction described in Item 1.01 above.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01             Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Agreement for the Sale and Purchase of the Entire Issued Share Capital of the Subsidiaries dated February 10, 2012.
99.1	Press release issued February 16, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORIUM GROUP, INC.

	By:	/s/ Kai Lindevall
	Name:	Kai Lindevall
	Title:	Chief Executive Officer
Date: February 16, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement for the Sale and Purchase of the Entire Issued Share Capital of the Subsidiaries dated February 10, 2012.
99.1	Press release issued February 16, 2012.